Filed Pursuant to rule 424(b)(2)
Registration No.: 333-111903

(LOGO)

 Prospectus Supplement April 15, 2004
(to Prospectus dated January 30, 2004)

HYBRIDON, INC.

Minimum: 160,000 Units

Maximum: 169,000 Units

Each Unit Consisting of 100 Shares of Common Stock

and Warrants to Purchase 18 Shares of Common Stock

We are offering a maximum of 169,000 units, consisting of 16,900,000 shares of our common stock and warrants to purchase 3,042,000 shares of our common stock. Each unit consists of 100 shares of our common stock and warrants to purchase 18 shares of our common stock at an exercise price of $1.14 per share. The warrants will be exercisable at any time on or after October 21, 2004, and on or prior to April 20, 2009. We may not sell less than a minimum of 160,000 units in this offering. This prospectus supplement and the accompanying prospectus also relate to the offering of shares of our common stock upon exercise, if any, of the warrants.

Our common stock is listed on the American Stock Exchange under the symbol “HBY.” The last reported sale price on April 15, 2004, was $0.95 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-5.

			Proceeds to Company, Before
	Price to	Placement Agency	Expenses and After
	Investors	Fees	Placement Agency Fees

Per Unit	$70.00	$4.90	$65.10
Minimum Offering	$11,200,000	$784,000	$10,416,000
Maximum Offering	$11,830,000	$828,100	$11,001,900

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. are acting as our placement agents in connection with this offering and are using their best efforts to introduce us to investors. The placement agents are not purchasing or selling any units pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to purchase or sell any specific number or dollar amount of units. All investor funds received prior to the closing of this offering will be deposited into a separate account established by us until the closing. If we do not receive investor funds for the purchase of at least 160,000 units, this offering will terminate and any funds received will be returned promptly.

The date of this prospectus supplement is April 15, 2004.

      You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock and warrants offered in this offering and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus.

      You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the accompanying prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the prospectus or that any document that we incorporated by reference in the accompanying prospectus is accurate as of any date other than its filing date.

      You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in the securities offered pursuant to this prospectus supplement and the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” contained in this prospectus supplement and the financial statements and the other information that we incorporated by reference in the accompanying prospectus, before making an investment decision.

Hybridon, Inc.

      We are engaged in the discovery and development of novel therapeutics using synthetic DNA. Our activities are primarily based on two technology platforms:

•	Our immunomodulatory oligonucleotide, or IMO, technology modulates responses of the immune system using synthetic DNA containing specific sequences that mimic bacterial DNA.

•	Our antisense technology uses synthetic DNA to block the production of disease causing proteins at the cellular level.

Drug Development Strategy

      In the near term, we are focusing our internal drug development efforts on developing the two lead drug candidates in our pipeline, HYB2055 and GEM231.

•	HYB2055 is the lead clinical drug candidate in our IMO program. We are developing HYB2055 for oncology applications under the name IMOxine. In May 2003, we commenced a phase 1 clinical trial of IMOxine in the United States in patients with refractory solid tumor cancers. If this trial is completed when anticipated and the results are favorable, we plan to commence a phase 2 clinical trial of IMOxine in the second or third quarter of 2004. The phase 2 clinical trial of IMOxine and any future trials of IMOxine may involve the evaluation of IMOxine as a monotherapy for the treatment of solid tumor cancer or in combination with other anticancer agents, including chemotherapeutics, antibodies, and vaccines and antigens.

In March 2003, we commenced a phase 1 clinical trial of HYB2055 in the United Kingdom in 28 healthy volunteers, which we completed during the first quarter of 2004. The goal of this trial was to study the safety and immunological activity of HYB2055 over a broad range of dosing levels. In the trial, HYB2055 was well tolerated by the volunteers, who did not experience any significant treatment- related adverse effects. In addition, in the trial HYB2055 demonstrated biological activity in the volunteers, including transient activation of lymph nodes and effects on immune cells in the blood.

We are also developing HYB2055 for use as an adjuvant for vaccines and monoclonal antibodies. We are developing HYB2055 under the name Amplivax for these applications. In October 2003, we licensed Amplivax to another company for use in its development of a potential therapeutic and prophylactic vaccine for HIV infection. We anticipate that this company will initiate a phase 1 clinical trial of the vaccine during 2004. We plan to seek additional licensees for Amplivax in the future.

•	GEM231 is a 2nd generation antisense compound for treating solid tumor cancers. GEM231 is designed to inhibit Protein Kinase A, a protein which has been shown to be present at increased levels in the cells of many human cancers. We are currently conducting a phase 1/2 clinical trial of GEM231 as a combination therapy with irinotecan, an anticancer drug marketed in the United States under the name Camptosar®. If the pharmacokinetic data and other findings from this phase 1/2 clinical trial are favorable, we plan to commence a phase 2 clinical trial of this drug combination in the second half of 2004.

Collaboration Strategy

      In addition to developing drug candidates on our own, we are seeking to establish alliances with other parties for the development and commercialization of products based on our IMO and antisense technologies. We believe that pharmaceutical and biotechnology companies may seek to use our IMO compounds as a monotherapy for the treatment of specific diseases or in combination with, or as an adjuvant to, their own chemotherapeutics, antibodies and vaccines and antigens. We also believe that our antisense technology may prove useful to pharmaceutical and biotechnology companies that are seeking to collaborate on the development of antisense drug candidates that down-regulate gene targets discovered by, or proprietary to, such companies. We have entered into six collaboration and licensing agreements for our antisense technology and one for our IMO technology. We are seeking to enter into additional agreements for both our IMO and antisense technologies.

Company Information

      Our executive offices are located at 345 Vassar Street, Cambridge, Massachusetts 02139. Our telephone number is (617) 679-5500, and our Internet address is www.hybridon.com. The information on our Internet website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive technical reference only. Hybridon® and GEM® are our registered trademarks. AmplivaxTM, IMOTM and IMOxineTM are also our trademarks. Other trademarks appearing in this prospectus supplement are the property of their respective owners. Unless the context otherwise requires, references in this prospectus to “Hybridon,” “we,” “us,” and “our” refer to Hybridon, Inc.

Risks Associated with our Business

      Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus supplement summary. We have not yet commercialized any products. We have incurred substantial operating losses. As of December 31, 2003, we had incurred aggregate operating losses of approximately $283.9 million. We expect to incur substantial operating losses in future periods and will need to raise additional financing. All of our product candidates are undergoing clinical trials or are in early stages of development, and failure is common and can occur at any stage of development. None of our product candidates has received regulatory approval for commercialization, and we do not expect that any drugs resulting from our research and development efforts will be commercially available for a number of years, if at all. We have never received any revenues from the sale of drugs and may never receive any product revenues or achieve profitability.

The Offering

Securities Offered	Units consisting of 100 shares of common stock and warrants to purchase 18 shares of common stock at an exercise price of $1.14 per share. The warrants will be exercisable at any time on or after October 21, 2004, and on or prior to April 20, 2009. This prospectus supplement and the accompanying prospectus also relate to the offering of shares of our common stock upon exercise, if any, of the warrants.

Size of Offering	Minimum: 160,000 units, consisting of 16,000,000 shares of common stock and warrants to purchase 2,880,000 shares of common stock

Maximum: 169,000 units, consisting of 16,900,000 shares of common stock and warrants to purchase 3,042,000 shares of common stock

Common Stock to be Outstanding after this Offering	Minimum: 101,043,496 shares Maximum: 101,943,496 shares

Use of Proceeds	We currently intend to use the net proceeds from the sale of the units for research and product development activities, including conducting clinical trials, preclinical studies and scientific research, and for working capital and other general corporate purposes. See “Use of Proceeds.”

American Stock Exchange Symbol	HBY

      The number of shares of common stock to be outstanding after this offering is based on 85,043,496 shares of common stock outstanding as of March 31, 2004. This number excludes:

•	14,654,427 shares of common stock reserved for issuance pursuant to stock options outstanding immediately prior to this offering at a weighted average exercise price of $0.78 per share;

•	4,805,948 shares of common stock reserved for future awards under our equity incentive plans;

•	10,277,313 shares of common stock reserved for issuance pursuant to common stock purchase warrants outstanding immediately prior to this offering at a weighted average exercise price of $0.92 per share; and

•	2,880,000 shares of common stock if we sell the minimum number of units and 3,042,000 shares of common stock if we sell the maximum number of units, which are reserved for issuance upon exercise of the warrants to be issued in this offering at an exercise price of $1.14 per share.

Summary Financial Data

      The following summary financial data are derived from our consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in the accompanying prospectus.

	Years Ended December 31,

	2003	2002	2001

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$897	$29,606	$1,122
Operating expenses	18,284	13,634	11,681
(Loss) income from operations	(17,387)	15,972	(10,559)
(Loss) income from continuing operations	(17,211)	16,472	(7,496)
Net (loss) income	(17,211)	16,972	(5,333)
Net (loss) income applicable to common stockholders	(22,740)	12,725	(13,675)
Basic net (loss) income per common share from continuing operations	$(0.34)	$0.36	$(0.26)
Diluted net (loss) income per common share from continuing operations	$(0.34)	$0.32	$(0.26)
Basic net (loss) income per share applicable to common stockholders	$(0.45)	$0.27	$(0.44)
Diluted net (loss) income per share applicable to common stockholders	$(0.45)	$0.24	$(0.44)
Shares used in computing basic net (loss) income per common share	51,053	46,879	30,820
Shares used in computing diluted net (loss) income per common share	51,053	52,984	30,820

	December 31, 2003

			Pro Forma As Adjusted

	Actual	Pro Forma	Minimum	Maximum

	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$13,668	$12,362	$22,553	$23,139
Working capital	10,740	10,740	20,931	21,517
Total assets	14,410	13,104	23,295	23,881
9% convertible subordinated notes payable	1,306	—	—	—
Series A convertible preferred stock	5	—	—	—
Accumulated deficit	(283,883)	(286,558)	(286,558)	(286,558)
Total stockholders’ equity	10,526	10,526	20,717	21,303

      The preceding table sets forth our balance sheet data at December 31, 2003:

•	on an actual basis;

•	on a pro forma basis reflecting the conversion of 488,570 shares of our Series A convertible preferred stock into 14,369,740 shares of our common stock between January 1, 2004, and February 2, 2004, and the repayment in full of our outstanding 9% convertible notes on April 1, 2004;

•	on a pro forma as adjusted basis, giving effect to the conversion of our Series A convertible preferred stock, the repayment of our outstanding 9% convertible notes and the sale of the minimum number of units in this offering; and

•	on a pro forma as adjusted basis, giving effect to the conversion of our Series A convertible preferred stock, the repayment of our outstanding 9% convertible notes and the sale of the maximum number of units in this offering.

RISK FACTORS

      Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing the securities offered pursuant to this prospectus supplement and the accompanying prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer, possibly materially. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

Risks Relating to Our Financial Results and Need for Financing

We have incurred substantial losses and expect to continue to incur losses. We will not be successful unless we reverse this trend.

      We have incurred losses in every year since our inception, except for 2002 when our recognition of revenues under a license and collaboration agreement resulted in us reporting net income for that year. As of December 31, 2003, we had incurred operating losses of approximately $283.9 million. We expect to continue to incur substantial operating losses in future periods. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

      We have received no revenues from the sale of drugs. To date, almost all of our revenues have been from collaborative and license agreements and the sale of manufactured synthetic DNA and reagent products by our Hybridon Specialty Products Division prior to our selling that division in September 2000. We have devoted substantially all of our efforts to research and development, including clinical trials, and we have not completed development of any drugs. Because of the numerous risks and uncertainties associated with developing drugs, we are unable to predict the extent of any future losses, whether or when any of our products will become commercially available, or when we will become profitable, if at all.

We will need additional financing, which may be difficult to obtain. Our failure to obtain necessary financing or doing so on unattractive terms could adversely affect our discovery and development programs and other operations.

      We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our drugs. We will also require substantial funds to conduct regulatory activities and to establish commercial manufacturing, marketing and sales capabilities. We believe that, based on our current operating plan, our existing cash and cash equivalents and short term investments, together with the proceeds of this offering, will be sufficient to fund our cash requirements through mid-2005 whether we sell the minimum or maximum number of units. However, we will need to raise additional funds to operate our business beyond such time.

      Additional financing may not be available to us when we need it or may not be available to us on favorable terms. If we are unable to obtain adequate funding on a timely basis or at all, we may be required to significantly curtail one or more of our discovery or development programs. For example, we significantly curtailed expenditures on our research and development programs during 1999 and 2000 because we did not have sufficient funds available to advance these programs at planned levels. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, drug candidates or drugs which we would otherwise pursue on our own.

      If we raise additional funds by issuing equity securities, our then existing stockholders will experience dilution. In addition, the terms of the financing may adversely affect the holdings or the rights of existing stockholders.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of a federal obstruction of justice charge. Arthur Andersen LLP has not consented to the inclusion of its audit report with respect to our consolidated financial statements, which is incorporated by reference in the accompanying prospectus, and you may be unable to exercise effective remedies against Arthur Andersen LLP in any legal action.

      Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services for prior fiscal periods through December 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements as of and for the year ended December 31, 2001, which report is included in our annual report on Form 10-K for the year ended December 31, 2003 and incorporated by reference into the accompanying prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a federal obstruction of justice charge arising from the federal government’s investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the Securities and Exchange Commission.

      We were unable to obtain Arthur Andersen LLP’s consent to include its report with respect to our audited consolidated financial statements as of and for the year ended December 31, 2001 in the registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus forms a part. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to those audited consolidated financial statements or any filing that we may make with the Securities and Exchange Commission. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements.

Risks Relating to Our Business, Strategy and Industry

We are depending heavily on the success of our lead products, HYB2055, our lead 2nd generation IMO compound, and GEM231, our lead 2nd generation antisense compound, which are in clinical development. If we are unable to commercialize either or both of these products, or experience significant delays in doing so, our business will be materially harmed.

      We are investing a significant portion of our time and financial resources in the development of our two lead internal products, HYB2055, our lead 2nd generation IMO compound, and GEM 231, our lead 2nd generation antisense compound. We anticipate that in the near term our ability to generate product revenues will depend heavily on the successful development and commercialization of these products. The commercial success of these products will depend on several factors, including the following:

•	successful completion of clinical trials;

•	receipt of marketing approvals from the United States Food and Drug Administration, or FDA, and similar foreign regulatory authorities;

•	establishing commercial manufacturing arrangements with third party manufacturers;

•	launching commercial sales of the product, whether alone or in collaboration with others; and

•	acceptance of the product in the medical community and with third party payors.

      Our efforts to commercialize these products are at an early stage, as we are currently conducting phase 1 and phase 1/2 clinical trials of these product candidates. If we are not successful in commercializing either or both of these products, or are significantly delayed in doing so, our business will be materially harmed.

If our clinical trials are unsuccessful, or if they are significantly delayed, we may not be able to develop and commercialize our products.

      We may not be able to successfully complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show our potential products to be both safe and efficacious. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

      In order to obtain regulatory approvals for the commercial sale of our products, we will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our drug candidates. In 2003, we commenced phase 1 clinical trials of HYB2055, in oncology patients and in healthy volunteers, and we are currently conducting a phase 1/2 clinical trial of GEM231, for the treatment of solid tumor cancer. We may not be able to obtain authority from the FDA or other equivalent foreign regulatory agencies to complete these trials or commence and complete any other clinical trials.

      The results from preclinical testing of a drug candidate that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale, advanced stage clinical trials. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our products, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect to be promising;

•	we might have to suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials may be greater than we currently anticipate; and

•	the effects of our products may not be the desired effects or may include undesirable side effects or the products may have other unexpected characteristics.

      As an example, in 1997, after reviewing the results from the clinical trial of GEM91, our lead 1st generation antisense compound at the time, we determined not to continue the development of GEM91 and suspended clinical trials of this product candidate.

      The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors, including:

•	the size of the patient population,

•	the proximity of patients to clinical sites,

•	the eligibility criteria for the study,

•	the nature of the study,

•	the existence of competitive clinical trials, and

•	the availability of alternative treatments.

      Our product development costs will increase if we experience delays in our clinical trials. We do not know whether planned clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to commercialize our products.

We face substantial competition which may result in others discovering, developing or commercializing drugs before or more successfully than us.

      The biotechnology industry is highly competitive and characterized by rapid and significant technological change. We face, and will continue to face, intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. Some of these organizations are pursuing products based on technologies similar to our technologies. Other of these organizations have developed and are marketing products, or are pursuing other technological approaches designed to produce products, that are competitive with our product candidates in the therapeutic effect these competitive products have on diseases targeted by our product candidates. Our competitors may discover, develop or commercialize products or other novel technologies that are more effective, safer or less costly than any that we are developing. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours.

      Many of our competitors are substantially larger than we are and have greater capital resources, research and development staffs and facilities than we have. In addition, many of our competitors are more experienced than we are in drug discovery, development and commercialization, obtaining regulatory approvals and drug manufacturing and marketing.

      We anticipate that the competition with our products and technologies will be based on a number of factors including:

•	product efficacy,

•	safety,

•	reliability,

•	availability,

•	price and

•	patent position.

      The timing of market introduction of our products and competitive products will also affect competition among products. We also expect the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes and to secure sufficient capital resources for the period between technological conception and commercial sales.

Because the products that we may develop will be based on new technologies and therapeutic approaches, the market may not be receptive to these products upon their introduction.

      The commercial success of any of our products for which we may obtain marketing approval from the FDA or other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. Many of the products that we are developing are based upon technologies or therapeutic approaches that are relatively new and unproven. The FDA has not granted marketing approval to any products based on antisense technology or IMO-like technology and no such products are currently being marketed, except for one antisense product that is currently being marketed by another company for the treatment of cytomegalovirus retinitis, an infectious disease, in patients with AIDs. As a result, it may be more difficult for us to achieve market acceptance of our products. Our efforts to educate the medical community on these potentially unique approaches may require greater resources than would be typically required for products based on conventional technologies or therapeutic approaches. The safety, efficacy, convenience and cost-effectiveness of our products as compared to competitive products will also affect market acceptance.

Competition for technical and management personnel is intense in our industry and we may not be able to sustain our operations or grow if we are unable to attract and retain key personnel.

      Our success is highly dependent on the retention of principal members of our technical and management staff, including Stephen Seiler and Sudhir Agrawal. Mr. Seiler, our Chief Executive Officer, has extensive experience in the pharmaceutical industry and as an investment banker and provides strategic leadership for us. The loss of Mr. Seiler’s services would be detrimental to the execution of our strategic plan. Dr. Agrawal serves as our President and Chief Scientific Officer. Dr. Agrawal has made significant contributions to the field of nucleic acid chemistry and is named as an inventor on over 200 U.S. patents and patent applications. Dr. Agrawal provides the scientific leadership for our research and development activities and directly supervises our research staff. The loss of Dr. Agrawal’s services would be detrimental to our ongoing scientific progress.

      We are a party to employment agreements with each of Mr. Seiler and Dr. Agrawal, but each of these agreements may be terminated by us or the employee for any reason or no reason at any time upon notice to the other party. We do not carry key man life insurance for Mr. Seiler or Dr. Agrawal.

      Furthermore, our future growth will require hiring a significant number of qualified technical and management personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

Regulatory Risks

We may not be able to obtain marketing approval for products resulting from our development efforts.

      All of the products that we are developing or may develop in the future will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, is uncertain and is expensive. Since our inception, we have conducted clinical trials of a number of compounds. In 1997, we determined not to continue clinical development of GEM91, our lead product candidate at the time. Currently, we are conducting clinical trials of two compounds, GEM231 and HYB2055.

      We may need to address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

We are subject to comprehensive regulatory requirements, which are costly and time consuming to comply with; if we fail to comply with these requirements, we could be subject to adverse consequences and penalties.

      The testing, manufacturing, labeling, advertising, promotion, export and marketing of our products are subject to extensive regulation by governmental authorities in Europe, the United States, and elsewhere throughout the world.

      In general, submission of materials requesting permission to conduct clinical trials may not result in authorization by the FDA or any equivalent foreign regulatory agency to commence clinical trials. In addition, submission of an application for marketing approval to the relevant regulatory agency following completion of clinical trials may not result in the regulatory agency approving the application if applicable regulatory criteria are not satisfied, and may result in the regulatory agency requiring additional testing or information.

      Any regulatory approval of a product may contain limitations on the indicated uses for which the product may be marketed or requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any product for which we obtain marketing approval, along with the facilities at which the product is manufactured, any post-approval clinical data and any advertising and promotional activities for the product will be subject to continual review and periodic inspections by the FDA and other regulatory agencies.

      Both before and after approval is obtained, violations of regulatory requirements may result in:

•	the regulatory agency’s delay in approving, or refusal to approve, an application for approval of a product;

•	restrictions on such products or the manufacturing of such products;

•	withdrawal of the products from the market;

•	warning letters;

•	voluntary or mandatory recall;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	product seizure;

•	refusal to permit the import or export of our products;

•	injunctions or the imposition of civil penalties; and

•	criminal penalties.

We have only limited experience in regulatory affairs and our products are based on new technologies; these factors may affect our ability or the time we require to obtain necessary regulatory approvals.

      We have only limited experience in filing the applications necessary to gain regulatory approvals. Moreover, the products that result from our research and development programs will likely be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional drugs. As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals of any product that we develop.

Risks Relating to Collaborators

We need to establish collaborative relationships in order to succeed.

      An important element of our business strategy includes entering into collaborative relationships for the development and commercialization of products based on our discoveries. We face significant competition in seeking appropriate collaborators. Moreover, these arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish collaborative relationships or other alternative arrangements.

      The success of collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Our collaborators will have significant discretion in determining the efforts and resources that they will apply to these collaborations. The risks that we face in connection with these collaborations include the following:

•	disputes may arise in the future with respect to the ownership of rights to technology developed with collaborators;

•	disagreements with collaborators could delay or terminate the research, development or commercialization of products, or result in litigation or arbitration;

•	we may have difficulty enforcing the contracts if one of our collaborators fails to perform;

•	our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect the perception of us in the business or financial communities;

•	collaborators have considerable discretion in electing whether to pursue the development of any additional drugs and may pursue technologies or products either on their own or in collaboration with our competitors that are similar to or competitive with our technologies or products that are the subject of the collaboration with us; and

•	our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries. The ability of our products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products.

      Given these risks, it is possible that any collaborative arrangements into which we enter may not be successful. Previous collaborative arrangements to which we were a party with F. Hoffmann-La Roche and G.D. Searle & Co. both were terminated prior to the development of any product. The failure of any of our collaborative relationships could delay our drug development or impair commercialization of our products.

Risks Relating to Intellectual Property

If we are unable to obtain patent protection for our discoveries, the value of our technology and products will be adversely affected.

      Our patent positions, and those of other drug discovery companies, are generally uncertain and involve complex legal, scientific and factual questions.

      Our ability to develop and commercialize drugs depends in significant part on our ability to:

•	obtain patents;

•	obtain licenses to the proprietary rights of others on commercially reasonable terms;

•	operate without infringing upon the proprietary rights of others;

•	prevent others from infringing on our proprietary rights; and

•	protect trade secrets.

      We do not know whether any of our patent applications or those patent applications which we license will result in the issuance of any patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage of the patent.

      Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

Third parties may own or control patents or patent applications and require us to seek licenses, which could increase our development and commercialization costs, or prevent us from developing or marketing products.

      We may not have rights under some patents or patent applications related to our products. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, to develop, manufacture, sell or import some of our products, we or our collaborators may choose to seek, or be required to seek, licenses under third party patents issued in the United States and abroad or under patents that might issue from United States and foreign patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may not be able to develop, manufacture, sell or import these products.

We may lose our rights to patents, patent applications or technologies of third parties if our licenses from these third parties are terminated. In such event, we might not be able to develop or commercialize products covered by the licenses.

      We are party to twelve royalty-bearing license agreements under which we have acquired rights to patents, patent applications and technology of third parties. Under these licenses we are obligated to pay royalties on net sales by us of products or processes covered by a valid claim of a patent or patent application licensed to us. We also are required in some cases to pay a specified percentage of any sublicense income that we may receive. These licenses impose various commercialization, sublicensing, insurance and other obligations on us. Our failure to comply with these requirements could result in termination of the licenses. These licenses generally will otherwise remain in effect until the expiration of all valid claims of the patents covered by such licenses or upon earlier termination by the parties. The issued patents covered by these licenses expire at various dates ranging from 2006 to 2021. If one or more of these licenses is terminated, we may be delayed in our efforts, or be unable, to develop and market the products that are covered by the applicable license or licenses.

We may become involved in expensive patent litigation or other proceedings, which could result in our incurring substantial costs and expenses or substantial liability for damages or require us to stop our development and commercialization efforts.

      There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the biotechnology industry. We may become a party to various types of patent litigation or other proceedings regarding intellectual property rights from time to time even under circumstances where we are not practicing and do not intend to practice any of the intellectual property involved in the proceedings. For instance, in 2002, we became involved in an interference declared by the United States Patent and Trademark Office involving a patent application exclusively licensed by us from University of Massachusetts Medical Center, or UMMC, and three patents issued to the National Institutes of Health. In addition, in 2003, we became involved in an interference declared by the United States Patent and Trademark Office involving another patent exclusively licensed to us from UMMC and a patent application assigned jointly to the University of Montreal and The Massachusetts Institute of Technology.

      The cost to us of any patent litigation or other proceeding, including the interferences referred to above, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If any patent litigation or other proceeding is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing our drugs without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

      Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Risks Relating to Product Manufacturing, Marketing and Sales and Reliance on Third Parties

Because we have limited manufacturing experience, we are dependent on third-party manufacturers to manufacture products for us. If we cannot rely on third-party manufacturers, we will be required to incur significant costs and devote significant efforts to establish our own manufacturing facilities and capabilities.

      We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop our products, apply for regulatory approvals and ultimately commercialize products, we need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.

      We currently rely upon third parties to produce material for preclinical and clinical testing purposes and expect to continue to do so in the future. We also expect to rely upon third parties to produce materials that may be required for the commercial production of our products.

      There are a limited number of manufacturers that operate under the FDA’s current good manufacturing practices regulations capable of manufacturing our products. As a result, we may have difficulty finding manufacturers for our products with adequate capacity for our needs. If we are unable to arrange for third party manufacturing of our products on a timely basis, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

      Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance,

•	the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control,

•	the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us,

•	the potential that third party manufacturers will develop know-how owned by such third party in connection with the production of our products that is necessary for the manufacture of our products, and

•	reliance upon third party manufacturers to assist us in preventing inadvertent disclosure or theft of our proprietary knowledge.

      Between September 2000 and March 2004, we purchased oligonucleotides for preclinical and clinical testing from Avecia Biotechnology. In March 2004, our manufacturing agreement with Avecia expired. We are seeking to renew our manufacturing agreement with Avecia. If we are unable to renew this agreement on satisfactory terms or on a timely basis, we may need to seek a new contract manufacturer. If we are unable to enter into a new manufacturing arrangement with Avecia or a new contract manufacturer on a timely basis or at all, our ability to supply the product needed for our clinical trials could be materially impaired.

We have no experience selling, marketing or distributing products and no internal capability to do so.

      If we receive regulatory approval to commence commercial sales of any of our products, we will face competition with respect to commercial sales, marketing and distribution. These are areas in which we have no experience. To market any of our products directly, we would need to develop a marketing and sales force with technical expertise and with supporting distribution capability. In particular, we would need to recruit a large number of experienced marketing and sales personnel. Alternatively, we could engage a pharmaceutical or other healthcare company with an existing distribution system and direct sales force to assist us. However, to the extent we entered into such arrangements, we would be dependent on the efforts of third parties. If we are unable to establish sales and distribution capabilities, whether internally or in reliance on third parties, our business would suffer materially.

If third parties on whom we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our products, and our business may suffer.

      We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We depend on independent clinical investigators, contract research organizations and other third party service providers in the conduct of the clinical trials of our products and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as good clinical practices, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our products. If we seek to conduct any of these activities ourselves in the future, we will need to recruit appropriately trained personnel and add to our infrastructure.

If we are unable to obtain adequate reimbursement from third party payors for any products that we may develop or acceptable prices for those products, our revenues and prospects for profitability will suffer.

      Most patients will rely on Medicare and Medicaid, private health insurers and other third party payors to pay for their medical needs, including any drugs we may market. If third party payors do not provide adequate coverage or reimbursement for any products that we may develop, our revenues and prospects for profitability will suffer. The Congress recently enacted a limited prescription drug benefit for Medicare recipients in the Medicare Prescription Drug and Modernization Act of 2003. While the program established by this statute may increase demand for our products, if we participate in this program, our prices will be negotiated with drug procurement organizations for Medicare beneficiaries and are likely to be lower than we might otherwise obtain. Non-Medicare third party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries.

      A primary trend in the United States healthcare industry is toward cost containment. In addition, in some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost effectiveness of our product candidates or products to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization of our products.

      Third party payors are challenging the prices charged for medical products and services, and many third party payors limit reimbursement for newly-approved healthcare products. In particular, third party payors may limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price we might establish for products that we may develop, which would result in lower product revenues to us.

We face a risk of product liability claims and may not be able to obtain insurance.

      Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing and marketing of human therapeutic drugs. Although we have product liability and clinical trial liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our commercialization efforts.

Risks Relating to an Investment in Our Common Stock

Our corporate governance structure, including provisions in our certificate of incorporation and by-laws, our stockholder rights plan and Delaware law, may prevent a change in control or management that stockholders may consider desirable.

      Section 203 of the Delaware General Corporation Law and our certificate of incorporation, by-laws and stockholder rights plan contain provisions that might enable our management to resist a takeover of our company or discourage a third party from attempting to take over our company. These provisions include:

•	a classified board of directors,

•	limitations on the removal of directors,

•	limitations on stockholder proposals at meetings of stockholders,

•	the inability of stockholders to act by written consent or to call special meetings, and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

      These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Our stock price has been and may in the future be extremely volatile. In addition, because an active trading market for our common stock has not developed, our investors’ ability to trade our common stock may be limited. As a result, investors may lose all or a significant portion of their investment.

      Our stock price has been volatile. During the period from January 1, 2002 to April 1, 2004, the closing sale price of our common stock ranged from a high of $1.85 per share to a low of $0.60 per share. The stock market has also experienced significant price and volume fluctuations, and the market prices of biotechnology companies in particular have been highly volatile, often for reasons that have been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:

•	results of clinical trials of our product candidates or those of our competitors;

•	the regulatory status of our product candidates;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	the success of competitive products or technologies;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	the departure of key personnel;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations; and

•	general economic, industry and market conditions.

      In addition, our common stock has historically been traded at low volume levels and may continue to trade at low volume levels. As a result, any large purchase or sale of our common stock could have a significant impact on the price of our common stock and it may be difficult for investors to sell our common stock in the market without depressing the market price for the common stock or at all.

      As a result of the foregoing, investors may not be able to resell their shares at or above the price they paid for such shares. Investors in our common stock must be willing to bear the risk of fluctuations in the price of our common stock and the risk that the value of their investment in our stock could decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

      Management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” The failure by our management to apply these funds effectively could have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference in the accompanying prospectus, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, and plans and objectives of management, may be deemed to be forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. These important factors include the factors that we identify in this prospectus supplement and the accompanying prospectus, particularly the factors referenced under the heading “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus supplement or the accompanying prospectus, and in the documents we incorporate by reference in this prospectus supplement or the accompanying prospectus. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

      We estimate that our net proceeds from the sale of securities offered pursuant to this prospectus supplement and the accompanying prospectus, excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $10.2 million if we sell the minimum number of units and $10.8 million if we sell the maximum number of units, after deducting the placement agency fees and all estimated offering expenses that are payable by us.

      We anticipate using the net proceeds from this offering:

•	to fund research and product development activities, including the costs of conducting clinical trials of HYB2055 and GEM231 and preclinical studies and scientific research on our other compounds; and

•	to provide working capital and for other general corporate purposes.

      We cannot estimate precisely the allocation of the net proceeds from this offering among these uses. The amount that we actually expend for these purposes may vary significantly depending upon numerous factors, including the progress of our research, drug discovery and development programs, the results of preclinical studies and clinical trials, the timing of regulatory approvals, technological advances, determinations as to commercial potential of our compounds under development and the status of competitive products.

      Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities or guaranteed obligations of the United States or its agencies.

CAPITALIZATION

      The following table sets forth the Company’s capitalization as of December 31, 2003:

•	on an actual basis;

•	on a pro forma basis reflecting the conversion of 488,570 shares of our Series A convertible preferred stock into 14,369,740 shares of our common stock between January 1, 2004, and February 2, 2004, and the repayment in full of our outstanding 9% convertible notes on April 1, 2004;

•	on a pro forma as adjusted basis, giving effect to the conversion of our Series A convertible preferred stock, the repayment of our outstanding 9% convertible notes and the sale of the minimum number of units in this offering; and

•	on a pro forma as adjusted basis, giving effect to the conversion of our Series A convertible preferred stock, the repayment of our outstanding 9% convertible notes and the sale of the maximum number of units in this offering.

	As of December 31, 2003

			Pro Forma As Adjusted

	Actual	Pro Forma	Minimum	Maximum

	(In thousands, except share data)
Cash, cash equivalents and short-term investments	$13,668	$12,362	$22,553	$23,139

9% convertible subordinated notes payable	$1,306	$—	$—	$—
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized
Series A convertible preferred stock; 1,500,000 shares designated; 489,205 shares issued and outstanding, actual and 635 shares issued and outstanding pro forma and pro forma as adjusted (minimum and maximum)	5	—	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized, 70,482,570 shares issued and outstanding, actual; 84,852,310 shares issued and outstanding pro forma; 100,852,310 and 101,752,310 shares issued and outstanding, pro forma as adjusted (minimum and maximum, respectively)	70	85	101	102
Additional paid-in capital	294,374	297,039	307,214	307,799
Accumulated deficit	(283,883)	(286,558)	(286,558)	(286,558)
Accumulated other comprehensive loss	(3)	(3)	(3)	(3)
Deferred compensation	(37)	(37)	(37)	(37)

Total stockholders’ equity	10,526	10,526	20,717	21,303

Total capitalization	$11,832	$10,526	$20,717	$21,303

      Each investor should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into the accompanying prospectus.

DESCRIPTION OF SECURITIES WE ARE OFFERING

      In this offering, we are offering a maximum of 169,000 units, consisting of 16,900,000 shares of common stock and warrants to purchase 3,042,000 shares of common stock. Each unit consists of 100 shares of common stock and warrants to purchase 18 shares of common stock at an exercise price of $1.14 per share. The warrants will be exercisable at any time on or after October 21, 2004, and on or prior to April 20, 2009. We may not sell less than a minimum of 160,000 units in this offering. This prospectus supplement and the accompanying prospectus also relate to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

      The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described in our Registration Statement on Form 8-A, dated December 4, 2003, which is incorporated by reference into the accompanying prospectus.

Warrants

      The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. A copy of the form of warrant to be issued to each investor in this offering is on file with the Securities and Exchange Commission as Exhibit 4.1 to a Form 8-K filed by us on April 15, 2004, which is incorporated by reference into the accompanying prospectus.

      Exercisability. The warrants will be exercisable at any time on or after October 21, 2004, and on or prior to April 20, 2009. The warrants will be exercisable, at the option of each holder, upon the surrender of the warrants to us and the payment in cash by the holder of the exercise price of the shares being acquired upon exercise of the warrants.

      Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $1.14 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock splits, recapitalizations, reorganizations or similar events affecting our common stock.

      Redemption. On or after October 21, 2005, we may redeem the warrants if the closing sales prices of our common stock for each day of any 20 consecutive trading day period ending within 30 days prior to us providing notice of redemption is greater than or equal to $2.60 per share, subject to appropriate adjustment in the event of stock splits, recapitalizations, reorganizations or similar events affecting our common stock. The redemption price will be $0.01 per share of common stock underlying the warrants, subject to appropriate adjustment in the event of stock splits, recapitalizations, reorganizations or similar events affecting our common stock. We may exercise our rights to redeem the warrants by providing 30 days prior written notice to the holders of the warrants.

      Transferability. The warrants may not be transferred except:

•	for transfers by a holder which is an entity to a wholly owned subsidiary of such entity;

•	for transfers by a holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner;

•	for transfers by a holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member; and

•	for transfers by a holder who is an individual to such individual’s spouse, children, parents, siblings, grandchildren or any trust established exclusively for the benefit of one or more of the foregoing individuals, or by will or the laws of descent and distribution.

The warrants may be transferred in whole, but not in part.

      Effect of Merger, Consolidation, and other Reorganization Events. If we consummate any merger, consolidation or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such reorganization event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

      Amendments. Any term of the warrants may be amended or waived with our written consent and the written consent of the holders of warrants representing at least a majority of the number of shares of common stock then subject to outstanding warrants. However, no warrant may be amended or waived without the written consent of the holder of the warrant if the amendment or waiver does not apply to all of the warrants in the same fashion. In addition, the number of shares subject to a warrant, the term of a warrant and the exercise price of a warrant may not be amended, and the right to exercise a warrant may not be waived, without the written consent of the holder of the warrant.

PLAN OF DISTRIBUTION

      Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. have entered into a placement agency agreement with us. Pursuant to the placement agency agreement, Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. have agreed to act as placement agents in connection with this offering. The placement agents are using their best efforts to introduce us to selected investors who will purchase the units being offered pursuant to this prospectus supplement and the accompanying prospectus. The placement agents are not purchasing or selling any units pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to purchase or sell any specific number or dollar amount of units. The placement agents have solicited indications of interest from investors for the maximum amount of this offering. In order to purchase units in this offering, investors will be asked to execute and deliver to us a purchase agreement under which they will agree to purchase a whole number of units on April 20, 2004, or such other date as may be determined by us and the placement agents.

      All investor funds will be deposited into a separate account established by us for the benefit of the investors. We will deliver the shares of common stock being issued as part of the units to the investors electronically and deliver executed warrants to the investors upon satisfaction of the following conditions:

•	we have received notice from Thomas Weisel Partners LLC that the conditions for closing contained in the placement agency agreement have been met;

•	we have received investor funds for the purchase of the minimum units; and

•	we have received the approval from the American Stock Exchange for the listing of the shares of common stock being issued as part of the units and the shares of common stock issuable upon exercise of the warrants.

If we do not receive investor funds for the purchase of the minimum units being offered or the other closing conditions are not satisfied, then we will return all investor funds that were deposited with us promptly to investors, with interest, and this offering will terminate.

      We have agreed to indemnify Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. and specified other persons against specified liabilities, including liabilities under the Securities Act. Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

      We have agreed to pay Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. a total fee equal to 7.00% of the gross proceeds of this offering and to reimburse Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. for an aggregate of up to $60,000 of reasonable expenses that they incur in connection with this offering. We will pay no fees to the placement agents in connection with the exercise, if any, of the warrants issued in this offering. The following table shows the per unit and total commissions we will pay to Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus.

		Total Minimum	Total
	Per Unit	Offering	Maximum Offering

Thomas Weisel Partners LLC	$4.90	$313,600	$331,240
Rodman & Renshaw	$4.90	$313,600	$331,240
Merriman Curhan Ford & Co.	$4.90	$156,800	$165,620

Total		$784,000	$828,100

      We have agreed that, without the prior written consent of Thomas Weisel Partners LLC on behalf of the placement agents, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

      The restrictions described in the preceding paragraph do not apply to:

•	the sale of units being offered pursuant to this prospectus supplement and the accompanying prospectus;

•	the issuance by us of securities pursuant to our stock option plans and our employee stock purchase plan or upon the exercise of our options and warrants outstanding as of the date of the prospectus supplement; or

•	the issuance by us of common stock as consideration for mergers, acquisitions, other business combinations, licenses or strategic alliances.

      This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement is on file with the Securities and Exchange Commission as Exhibit 1.1 to a Form 8-K filed by us on April 15, 2004, that is incorporated by reference into the accompanying prospectus

      In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California will pass upon legal matters in connection with this offering for the placement agents.

20,000,000 Shares

Hybridon, Inc.

Common Stock

Warrants

        We may issue from time to time common stock and warrants to purchase common stock. The total number of shares of common stock that we may issue under this prospectus or that we may issue upon exercise of warrants issued under this prospectus will not exceed 20,000,000. We refer to the common stock and the warrants to purchase common stock collectively as the securities. We may sell the securities to or through underwriters, directly to investors or through agents. We will specify the terms of securities, and names of any underwriters or agents, in supplements to this prospectus.

      Our common stock is traded on the American Stock Exchange under the symbol “HBY.”

       Investing in the securities involves risks. See “Risk Factors” on page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated January 30, 2004

      You should rely only on the information contained in this prospectus, including information incorporated by reference as described below, or in any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or such prospectus supplement or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement, which we refer to below as the registration statement, that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus contains a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In the prospectus supplement, we also may supplement, update or change information contained in this prospectus.

HYBRIDON, INC.

      We are engaged in the discovery and development of novel therapeutics using synthetic DNA. Our activities are primarily based on two technology platforms:

•	Our immunomodulatory oligonucleotide, or IMO, technology uses synthetic DNA that contains specific sequences that mimic bacterial DNA to modulate responses of the immune system; and

•	Our antisense technology uses synthetic DNA to block the production of disease causing proteins at the cellular level.

      Our executive offices are located at 345 Vassar Street, Cambridge, MA 02139, our telephone number is (617) 679-5500 and our Internet address is www.hybridon.com. The information on our Internet website is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only. Our name and logo and the names of our products are trademarks or registered trademarks of ours. Unless the context otherwise requires, references in this prospectus to “Hybridon,” “we,” “us,” and “our” refer to Hybridon, Inc.

RISK FACTORS

      Investing in our securities involves risk. Please see the risk factors described in the prospectus supplement which accompanies this prospectus and in our periodic reports which we file with the SEC and incorporate by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, particularly the factors referenced under the heading “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus, in any prospectus supplement and in the documents we incorporate by reference in this prospectus. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

      Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for research and product development activities, including costs of conducting preclinical studies and clinical trials, and for working capital and other general corporate purposes.

      We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

      The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

      We may sell from time to time, in one or more offerings, one or more of the following securities:

•	common stock; and

•	warrants to purchase common stock.

      The total number of shares of common stock that we may issue in these offerings or upon exercise of warrants issued in these offerings will not exceed 20,000,000.

      This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

      For a description of the material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock, please see the applicable prospectus supplement, as well as the description of our capital stock in our Registration Statement on Form 8-A dated December 4, 2003 which is incorporated by reference in this prospectus.

DESCRIPTION OF WARRANTS

      The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms we describe below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement.

General

      We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from the common stock.

      We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement or by warrant agreements that we will enter into directly with the purchasers of the warrants. If we evidence warrants by warrant certificates, we will enter into the warrant agreement with a warrant agent. The warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

      We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the terms of the common stock with which the warrants are issued and the number of warrants issued with such common stock;

•	if applicable, the date on and after which the warrants and the related common stock will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the manner in which the warrants may be exercised, which may include by cashless exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of shares of common stock issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	material federal income tax consequences of holding or exercising the warrants;

•	the terms of the common stock issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

      Before exercising their warrants, holders of warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

      Each warrant will entitle the holder to purchase the number of shares of common stock that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M., Eastern time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Holders of the warrants may exercise the warrants by delivering to the warrant agent or us the warrant certificate or warrant agreement representing the warrants to be exercised together with specified information, and by paying the required amount to the warrant agent or us in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate or in the warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent or us in connection with such exercise.

      Upon receipt of the required payment and the warrant certificate or the warrant agreement, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, at our offices or at any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate or warrant agreement are exercised, then we will issue a new warrant certificate or warrant agreement for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants or cancel some portion of the warrants as payment of all or part of the exercise price for warrants pursuant to a cashless exercise provision applicable to the warrants.

Enforceability of Rights by Holders of Warrants

      Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to or through underwriters for resale to the public or to investors; or

•	directly to investors.

      We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

      We may designate agents who agree to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities so offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

      We may also sell securities directly to one or more investors without using underwriters or agents.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the American Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

      In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

      Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements as of and for the year ended December 31, 2002 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years then ended appearing in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Arthur Andersen LLP, independent accountants. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Therefore, Arthur Andersen LLP did not participate in the preparation of the Annual Report on Form 10-K, did not re-issue its audit report with respect to these financial statements and did not consent to the inclusion of its report in the Annual Report on Form 10-K or this prospectus. As a result, investors evaluating offers and purchasing securities pursuant to this prospectus may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in the financial statements to which its audit report relates. In addition, even if such investors were able to assert such a claim, because it has ceased operations, Arthur Andersen may fail or otherwise have insufficient assets to satisfy claims made by such persons that might arise under federal securities laws or otherwise with respect to Arthur Andersen’s audit report.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s internet site at http://www.sec.gov.

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

      We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC on May 15, 2003.

(3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

(4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the SEC on November 14, 2003.

(5) Our Current Report on Form 8-K, as filed with the SEC on February 14, 2003.

(6) Our Current Report on Form 8-K, as filed with the SEC on April 8, 2003.

(7) Our Current Report on Form 8-K, as filed with the SEC on August 29, 2003.

(8) Our Current Report on Form 8-K, as filed with the SEC on September 2, 2003.

(9) Our Current Report on Form 8-K, as filed with the SEC on November 26, 2003.

(10) Our Current Report on Form 8-K, as filed with the SEC on December 5, 2003.

(11) The description of our capital stock contained in our Registration Statement on Form 8-A dated December 4, 2003, including any amendments or reports filed for the purpose of updating that description.

(12) All of our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

      We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 345 Vassar Street, Cambridge, Massachusetts 02139, Attention: Investor Relations, (617) 679 5500.